For Release:        Immediately

Contact:            Craig A. Streem
                    Vice President - Investor Relations
                    (847) 564-6053

                    Celeste M. Murphy
                    Director - Investor Relations
                    (847) 564-7568

Household International Acquires AFL-CIO Credit Card Program;
             Credit Card Portfolio Increases 25%
- -------------------------------------------------------------
Prospect Heights, IL; June 14, 1996 -- Household International, Inc. (NYSE: HI), a $36.6 billion (managed receivables) provider of consumer financial services, announced today that it has agreed to acquire the AFL-CIO's $3.4 billion Union Privilege affinity card portfolio. Union Privilege, which was created by the AFL-CIO to market benefits to union members, has 2.2 million cardholders. Under the new agreement, Household will market the Union Privilege card to 13 million members of unions affiliated with the AFL-CIO, one of the nation's largest affinity groups. The acquisition will increase Household's managed credit card portfolio 25 percent, to $16.6 billion, and makes Household the sixth largest issuer of VISA/MasterCards in the United States.

Household has agreed to acquire the portfolio from The Bank of New York (Delaware). Terms of these transactions were not released.

Investment in High Return Businesses
- ------------------------------------
"This acquisition reflects Household's intention to commit capital to its core, higher return businesses, principally credit cards and consumer lending," said William F. Aldinger, chairman and CEO of Household. "The transaction will be accretive to Household's earnings from the outset."

Cite Long Experience
- --------------------
Household said the Union Privilege program provides it with another avenue to reach its core customer base of working Americans, one that it has served for more than 118 years. "This is a high quality customer base. Because the delinquency rate of AFL-CIO union members is well below the national average, we truly have a win-win situation here," said Joseph W. Saunders, president of Household's credit card operations. "We can deliver a very attractive product to the labor federation's members while achieving our own objective of continuing to be the low-cost
producer in the business.   The transaction allows us to realize
even greater leverage of our existing credit card operations." The company said specifics of the new program will be announced at a later date.

"Union Privilege selected Household because its track record as a lender to working Americans made Household the best candidate to meet the consumer needs of union members," AFL-CIO President John
J. Sweeney said. "With Household and Union Privilege working to develop new features and products, the union credit card will continue to be the best and most affordable card for working Americans."

Household has broad experience launching and operating credit card partnerships, including the General Motors, Ameritech, US West, Carlson Wagonlit, Pacific Bell and Charles Schwab programs. Co-branding programs are attractive, the company noted, because they foster high cardholder loyalty, lower attrition and less commodity-based pricing.

Household International, through its subsidiaries, is a major provider of consumer financial services in the United States, Canada and the United Kingdom. Its primary businesses include HFC, the nation's oldest consumer finance company, and Household Bank, one of the largest issuers of private label and general purpose credit cards in the United States.

                            # # #